News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS

New Brunswick, New Jersey, November 2, 2017 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2017.

The Company reported a 39% increase in net income to $487,000 for the three months ended September 30, 2017 compared to net income of $351,000 for the three months ended September 30, 2016. The Company also reported net income for the year ended September 30, 2017 of $1,423,000, which reflected an 30% increase compared to net income of $1,091,000 for the year ended September 30, 2016. The basic and diluted earnings per share were $0.08 and $0.24 for the three and twelve months ended September 30, 2017, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2016 of $0.06 and $0.19, respectively.

“Magyar Bancorp is pleased to report very strong results for fiscal year 2017”, stated John Fitzgerald, President and Chief Executive Officer.  “Magyar was able to boost its net income by 30% over last year by growing its loans by 3.4% while increasing its net interest margin by 9 basis points to 3.36%.”

Mr. Fitzgerald added, “Along with these financial highlights, our focus on balance sheet improvement resulted in a 18% reduction in total non-performing assets on a year over year basis, and our non-performing loans to total loans receivable fell to 0.50% as of September 30, 2017. With over $4.0 million of our other real estate owned either under contract of sale or being negotiated for sale, we expect the reduction of our non-performing assets to continue in 2018.”

Results of Operations

Net income increased by $136,000, or 38.7%, during the three-month period ended September 30, 2017 compared with the three-month period ended September 30, 2016 and by $332,000, or 30.4%, during the year ended September 30, 2017 compared with the year ended September 30, 2016. The increase between the three month periods was primarily due to higher net interest and dividend income, which increased $284,000 to $4.7 million for the three months ended September 30, 2017 and to higher non-interest income, which increased $136,000 to $646,000 for the three months ended September 30, 2017. Provisions for loan loss for the three months ended September 30, 2017 decreased $181,000 to $296,000, while non-interest expenses increased $360,000 to $4.2 million.

The increase in net income between the twelve month periods was also attributable to higher net interest and dividend income, which increased $1.3 million. Partially offsetting this increase were lower non-interest income, which decreased $146,000, and higher non-interest expenses, which increased $501,000, between the annual periods.

The Company’s net interest margin increased by 4 basis points to 3.36% for the quarter ended September 30, 2017 compared to 3.32% for the quarter ended September 30, 2016. For the year ended September 30, 2017, the net interest margin improved by 9 basis points to 3.36% from the prior year period. In addition to growth in its interest earning assets during the year, the Company experienced higher yields on earning assets due to higher market interest rates.

The provision for loan losses was $296,000 for the three months ended September 30, 2017 compared to $477,000 for the three months ended September 30, 2016. Net charge-offs were $206,000 for the three months ended September 30, 2017 compared to $321,000 for the three months ended September 30, 2016. The provision for loan losses was $1.3 million for the year ended September 30, 2017 compared to $1.4 million for the year ended September 30, 2016. There were net charge-offs of $924,000 during the year ended September 30, 2017 compared with $1.2 million for the years ended September 30, 2016.

Non-interest income increased $136,000 during the three months ended September 30, 2017 from higher loan service charges, which were $388,000 for the three months ended September 30, 2017 compared with $247,000 for the three months ended September 30, 2016. Non-interest income declined $146,000 during the year ended September 30, 2017 due to lower gains on the sales of assets, which were $324,000 for the twelve months ended September 30, 2017 compared with $697,000 for the twelve months ended September 30, 2016. Gains from the sales of loans declined $301,000 while gains from the sales of investment securities declined $72,000.

Non-interest expense increased $360,000 during the three months ended September 30, 2017 from the prior year period due to higher compensation and employee benefits expense and higher Other Real Estate Owned (“OREO”) expenses. Compensation and employee benefits expense increased $173,000 between the quarterly periods due to the opening of the Bank’s seventh branch location in June of 2017 as well as annual merit increases for employees. OREO expenses increased $141,000 between the quarterly periods due to higher losses on sales and higher valuation allowances.

Non-interest expense increased $501,000, or 3.1%, to $16.4 million for the year ended September 30, 2017 compared to $15.9 million for the year ended September 30, 2016 due to higher compensation and benefit expenses. Compensation and benefit expenses increased $602,000, or 7.1%, to $9.1 million due to the opening of the Bank’s seventh branch location in June of 2017 as well as annual merit increases for employees, higher incentive plan accruals, and higher medical benefit expenses than the prior year period.

Balance Sheet Comparison

Total assets increased $15.5 million, or 2.6%, to $603.0 million during the three months ended September 30, 2017. The quarterly increase was attributable to higher interest earning deposits with banks, which increased $9.6 million and higher loans receivable, net of allowance of loss, which increased $5.6 million. In addition, investment securities increased $1.9 million during the quarter. Total assets increased $18.7 million, or 3.2%, during the twelve months ended September 30, 2017. The increase was attributable to a $15.7 million increase in loans receivable, net of allowance of loss and higher investment securities of $5.0 million, partially offset by a $2.3 million decrease in other real estate owned and other assets.

Total loans receivable at September 30, 2017 were comprised of $207.1 million (43.7%) in commercial real estate loans, $178.3 million (37.6%) in 1-4 family residential mortgage loans, $41.1 million (8.7%)

in commercial business loans, $24.8 million (5.2%) in home equity lines of credit and other loans, and $22.6 million (4.8%) in construction loans. Total loans receivable at September 30, 2016 were comprised of $199.5 million (43.6%) in commercial real estate loans, $173.2 million (37.8%) in 1-4 family residential mortgage loans, $38.9 million (8.5%) in commercial business loans, $31.3 million (6.8%) in home equity lines of credit and other loans, and $14.9 million (3.3%) in construction loans.

During the quarter our total non-performing loans increased $63,000 to $2.4 million at September 30, 2017 from $2.3 million at June 30, 2017. The increase was the result of four new loans totaling $740,000, offset by loan payments and charge-offs.

Total non-performing loans decreased by $1.8 million to $2.4 million during the year ended September 30, 2017 from $4.2 million at September 30, 2016. At September 30, 2017, non-performing loans consisted of eight loans secured by 1-4 family residential mortgage and home equity lines of credit properties totaling $1.7 million, three commercial real estate loans totaling $482,000, and one commercial business loans totaling $213,000. The ratio of non-performing loans to total loans was 0.5% at September 30, 2017 compared to 0.9% at September 30, 2016.

The allowance for loan losses increased by $90,000 during the three months ended September 30, 2017 and by $419,000 during the twelve months ended September 30, 2017 to $3.5 million. The increases were attributable to growth in total loans receivable.

The allowance for loan losses as a percentage of non-performing loans increased to 147.4% at September 30, 2017 compared with 72.6% at September 30, 2016. At September 30, 2017 our allowance for loan losses as a percentage of total loans was 0.73%, compared with 0.67% at September 30, 2016. Future increases in the allowance for loan losses may be necessary based on possible future increases in total loans receivable, non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

At September 30, 2017, investment securities were $63.2 million, reflecting a $1.9 million increase from June 30, 2016 and a $5.0 million increase from September 30, 2016. Investment securities at September 30, 2017 consisted of $52.8 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $6.9 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes and $497,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2017.

Other real estate owned (“OREO”) decreased $784,000 to $11.1 million during the quarter ended September 30, 2017. Year-to-date, OREO decreased $1.0 million resulting from the sales of ten properties totaling $1.8 million, in addition to valuation allowances and other net reductions totaling $341,000. Offsetting these declines were the addition of three properties totaling $1.2 million during the year from the foreclosure of real estate collateralizing non-performing loans.

OREO at September 30, 2017 consisted of twelve residential properties (seven of which were leased), six real estate lots or land, and five commercial real estate buildings. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, marketing the properties for individual sale, or selling properties to an investor and/or developer.

Total deposits increased $15.4 million and $22.6 million during the three and twelve months ended September 30, 2017, respectively, to $515.2 million. The expansion in deposits during the twelve months ended September 30, 2017 occurred in money market account balances, which increased $23.1 million, or 20.2%, in savings account balances, which increased $6.7 million, or 6.6%, in non-interest checking account balances, which increased $4.3 million, or 4.5%. Partially offsetting these increases were decreases of $6.0 million, or 4.4%, in certificates of deposit (including individual retirement accounts) and $5.5 million, or 11.2%, in interest-bearing checking account balances. Deposits accounted for 85.4% of assets and 109.5% of net loans receivable at September 30, 2017.

At September 30, 2017, the Company held $10.3 million in brokered certificates of deposit, compared with $13.9 million at September 30, 2016.

Borrowings, which include Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase, were unchanged during the three months ended September 30, 2017 and decreased $4.1 million during the twelve months ended September 30, 2017 to $31.9 million, or 5.3% of assets.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2017. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2017, reducing outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.50 at September 30, 2017 from $8.20 at September 30, 2016. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Income Statement Data:
Interest and dividend income	$5,692	$5,296	$21,978	$20,451
Interest expense	1,020	908	3,773	3,532
Net interest and dividend income	4,672	4,388	18,205	16,919
Provision for loan losses	296	477	1,343	1,366
Net interest and dividend income after
provision for loan losses	4,376	3,911	16,862	15,553
Non-interest income	646	510	1,999	2,145
Non-interest expense	4,210	3,850	16,444	15,943
Income before income tax expense	812	571	2,417	1,755
Income tax expense	325	220	994	664
Net income	$487	$351	$1,423	$1,091

Per Share Data:
Basic earnings per share	$0.08	$0.06	$0.24	$0.19
Diluted earnings per share	$0.08	$0.06	$0.24	$0.19
Book value per share, at period end	$8.50	$8.20	$8.50	$8.20

Selected Ratios (annualized):
Return on average assets	0.33%	0.24%	0.24%	0.19%
Return on average equity	4.04%	2.98%	2.90%	2.28%
Net interest margin	3.36%	3.32%	3.36%	3.27%

	September 30,	June 30,	September 30,
	2017	2017	2016
Balance Sheet Data:
Assets	$603,044	$587,567	$584,377
Loans receivable	474,168	468,462	458,087
Allowance for loan losses	3,475	3,385	3,056
Investment securities - available for sale, at fair value	11,815	10,243	5,234
Investment securities - held to maturity, at cost	51,368	51,073	52,934
Deposits	515,201	499,772	492,650
Borrowings	31,905	31,905	36,040
Shareholders' Equity	49,457	48,625	47,725

Asset Quality Data:
Non-performing loans	$2,358	$2,295	$4,207
Other real estate owned	11,056	11,840	12,082
Total non-performing assets	13,414	14,135	16,289
Allowance for loan losses to non-performing loans	147.37%	147.49%	72.64%
Allowance for loan losses to total loans receivable	0.73%	0.72%	0.67%
Non-performing loans to total loans receivable	0.50%	0.49%	0.92%
Non-performing assets to total assets	2.22%	2.41%	2.79%
Non-performing assets to total equity	27.12%	29.07%	34.13%